Exhibit 99.1

Calavo Growers, Inc. Posts Record Fiscal 2003 and Fourth Quarter Results

December 23, 2003 09:02:00 AM ET

Calavo Growers, Inc. CVGW:

— Fiscal Year Record Highlights Include:

— Revenues Reaching $246.8 Million

— Net Income of $7.2 Million

— Fourth Quarter Highlights Include:

— Net Income Climbing to Record $1.7 Million

— Earnings Per Share Rising 30 Percent Year-to-Year

Calavo Growers, Inc. CVGW, a worldwide leader in packing and distributing avocados, processed avocados and other perishable food products, today announced record sales and net income for its fiscal year ended Oct. 31, 2003. The company also reported that fourth-quarter net income and earnings per share reached new historic highs.

For the recently concluded year, revenues advanced to $246.8 million, eclipsing the $242.7 million posted in fiscal 2002, the prior record-high period. Fiscal 2003 net income jumped to nearly $7.2 million from $6.9 million one year ago. Full-year diluted earnings per share totaled $0.55, which compares with $0.60 per diluted share in fiscal 2002. Diluted per share results in the most recent year are based on nearly 12 percent more shares outstanding. Gross margins of $25.5 million in fiscal 2003 are essentially unchanged from the prior year. Costs associated with the company’s initiative to restructure its processed-product operations, discussed in greater detail below, adversely impacted gross margin percentage during the recently concluded year.

In the three months ended Oct. 31, 2003, net income surged 40 percent to approximately $1.7 million — a new fourth-period record — from $1.2 million reported in the corresponding period last year. Diluted earnings per share in the fourth quarter reached $0.13, climbing 30 percent from $0.10 per diluted share in the final period of fiscal 2002. The company’s fourth-quarter results came on revenues of $63.8 million, easing slightly from the $64.4 million in sales posted during last year’s like period. Results for the most recent quarter reflect a reduction in the provision for income taxes owing to a favorable income-tax-rate adjustment.

Lee E. Cole, the company’s chairman, president and chief executive officer, stated, “Fiscal 2003 was, simply put, another outstanding year for Calavo. The success of our focused efforts in building a larger, more diversified company is reflected in our record operating results, which are extremely gratifying.”

Cole stated that among the factors fueling Calavo’s performance were “surging international volume shipments,” citing specifically significantly higher sales in Japan, as well as an improving picture in the company’s processed products unit owing to well received new product introductions. He also indicated that, although product volume was cyclically lower in the company’s major California operation, Calavo benefited from “very solid and satisfactory pricing.”

Cole continued, “Strong international avocado and perishable food products sales, which rose approximately 28 percent year-over-year — along with sharply higher revenues in our processed-products unit — more than offset the unexpectedly smaller California crop in 2003 and enabled Calavo to still post record results. I can think of no more compelling validation of our company’s business strategy.”

In announcing the record financial results, Cole also referenced a number of “outstanding operating accomplishments” during the recently completed fiscal year that he believes “will be key drivers of Calavo growth.” Specifically, he made mention of:

— Restructuring of the company’s processed products operations that will culminate in February 2004 with the opening of its new facility in Uruapan, Mexico. The “absolutely world-class” plant will bring new efficiencies and cost-savings to Calavo’s processed products unit, Cole said.

— Introduction of the company’s new high-pressure processed guacamole product, which, in its first year of availability to food-service customers only, already accounted for approximately 10 percent of total processed sales. “There is considerable demand for this outstanding product,” Cole stated. “With completion of the new Uruapan facility and installation of a second, larger processing line, we expect high-pressure production volume to increase by five to seven times current output, enabling us to satisfy considerable demand and to expand sales of this delicious offering to the consumer channel.”

— Successful completion, subsequent to fiscal-year end, of the company’s purchase of Maui Fresh International, a marketer of specialty produce. This was Calavo’s first acquisition as a public company. Cole has previously stated that he expects Maui Fresh to be immediately accretive to Calavo’s per share results in fiscal 2004, as well as to vastly diversify product offerings. Longer term, Cole said that, “drawing upon the parent company’s resources and infrastructure as a catalyst, the new wholly owned subsidiary represents a sizeable additional revenue engine” for Calavo.

Balance Sheet Strength, Cash Flows and Dividend Increase

Referencing Calavo’s financial condition, Cole characterized the company’s balance sheet as “increasingly strong and flexible.” During the fourth quarter, Calavo retired a $2.8 million general obligation bond related to construction of its Temecula, Calif., packinghouse, eliminating nearly all of the company’s long-term debt. Cole indicated that the substantially long-term-debt-free balance sheet, along with the company’s ample cash flows, “provide Calavo with considerable financial resources to pursue its strategy of selective acquisitions and for capital investment in our businesses.”

Net cash provided by operating activities soared 85 percent in the most recent fiscal year to approximately $15 million from $8.1 million in the 12 months ended Oct. 31, 2002. In recognition of Calavo’s continuing robust operating performance, the company’s board of directors at fiscal year-end approved a 25 percent increase in the annual cash dividend on its common stock to $0.25 per share, which will be paid on Jan. 5, 2004. Cole stated, “Calavo’s board is committed to delivering the highest possible return to shareholders and judiciously reinvesting profits to spur future growth.”

Fourth Quarter Business and Product Highlights

California Avocados

During the fiscal 2003 fourth quarter, Calavo’s California Avocado business unit marketed 39 percent of the industry’s crop of first-grade Hass avocados, which is comparable to last year’s results. Fourth quarter California Avocado sales declined 23 percent to $34.6 million from $44.7 million in last year’s final period, owing principally to the aforementioned cyclical decrease in the industry crop during 2003. While volume declined significantly, the California Avocado business benefited from a substantial increase in average selling price.

Gross margins in the most recent fourth quarter fell 41 percent to $2.7 million from $4.6 million in the corresponding period of fiscal 2002, reflecting lower packing volumes that adversely affected operating efficiencies. Conversely, the company continues to experience favorable response to Pro-Ripe, its proprietary avocado ripening program, which enables Calavo to deliver to customers ready-to-eat fruit, in turn spurring consumption. Another company value-added marketing initiative, bagged avocados, as well as promotional programs implemented by the industry’s California Avocado Commission, are proving successful and are anticipated to favorably impact the business unit’s sales as industry volume climbs.

International Avocados and Perishable Food Products

Fourth quarter revenues of the International Avocado and Perishable Food Products unit climbed 62 percent to $22 million from $13.6 million in the final period of fiscal 2002. The sharp climb in sales is principally attributable to increased avocado shipment volume of avocados originating from Mexico and Chile to Japan and other markets in Asia and Europe. The International Avocado business witnessed significant gross margin improvement year to year, rising nearly two-fold to $2 million in the most recent quarter from $1 million in the fourth quarter of fiscal 2002. Improvement in gross margins is principally attributable to higher sales that translate into improved utilization of overhead at Calavo’s Uruapan, Mexico, packing facility.

Processed Products

Fourth quarter sales in the Processed Products segment rose 18 percent, or $1.1 million, to $7.2 million from $6.1 million in the prior year. Sales increases are, in large part, a result of overwhelming reception and acceptance of the company’s new high-pressure processed guacamole, which was launched at the beginning of fiscal 2003. The Processed Product unit revenue gains are also the result of increased sales through the food-service channel. Gross margins were essentially unchanged from last year’s fourth quarter. During the most recent period, gross margin as a percentage of revenue decreased, reflecting higher costs that include: substantial subcontracting fees, the company’s restructuring of processed operations, and the relocation to the new facility in Uruapan, Mexico, which is slated for opening in February 2004.

First Quarter and Fiscal 2004 Outlook

Looking forward, CEO Cole said, “Calavo moves into fiscal 2004 with excitement and a sense of continued optimism.

“As a company, we enjoy considerable momentum that comes from our unrivaled industry leadership position, outstanding new product innovations and additional operating efficiencies that are expected to gain traction later this fiscal year,” Cole stated further. “The company, which celebrates its 80th anniversary in 2004, is speeding ahead and experiencing progress more rapidly than at any time in its history.”

During the first quarter, Calavo said that it expects seasonal increases in packing of avocados originating from Chile, which will be offset by lower selling prices of that fruit. The first period, traditionally Calavo’s slowest, will mark the first quarter of recognizing results from Maui Fresh International operations, which was acquired last month. Like Calavo, Maui Fresh’s operating results are historically lowest during the first quarter.

The company indicated that it expects to experience continued strength in the International Avocado segment, anchored by sales to the Asian and, to a lesser extent, certain European marketplaces. In the company’s major California Avocado business unit, Calavo foresees a rebound in crop size and industry volume during fiscal 2004, however, such increases will not be apparent until the harvest season begins in the company’s second quarter.

Cole indicated that completion of Processed Product unit initiatives, including the opening of the new plant in Uruapan, and installation of a second high-pressure line, are “within sight.” The company believes that these far-reaching initiatives will not be immediately reflected in its operating results; the company anticipates that owing to considerable ramp-up of the new processed facility in Uruapan, margin and profit contribution will not begin to occur until later in the current year.

“We anticipate that first quarter results will be consistent, or just slightly above, the comparable period in the prior year. In subsequent quarters, the company will begin to gather operating momentum that should translate into revenue and profit performance,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh and processed avocados, as well as other perishable food products, including Hawaiian papayas. Headquartered in Santa Ana, Calif., Calavo markets its products to food distributors, produce wholesalers, supermarkets, and restaurants on a global basis. Founded in 1924, Calavo is “the first name in avocados.”

On Nov. 7, 2003, the company completed its acquisition of privately held Maui Fresh International, a multi-line marketer of specialty commodity produce, including tropical fruits and vegetables, chilies, hot-house items, as well as conventional items. With a reputation for quality, Maui Fresh will operate as a wholly owned subsidiary of Calavo and continue to market products under its respected brand name.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2002. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(All amounts in thousands)

	Oct. 31,	Oct. 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$5,375	$921
Accounts receivable, net of allowances of $1,219 (2003) and $286 (2002)	16,560	17,907
Inventories, net	8,021	12,461
Prepaid expenses and other current assets	4,487	4,175
Loans to growers	353	467
Advances to suppliers	624	2,535
Income taxes receivable	—	288
Deferred income taxes	1,379	1,252
Total current assets	36,799	40,006
Property, plant, and equipment, net	13,121	9,497
Investments held to maturity	—	1,979
Other assets	3,769	3,650
	$53,689	$55,132
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$3,446	$6,368
Trade accounts payable	1,534	1,708
Accrued expenses	7,777	7,015
Income taxes payable	51	—
Short-term borrowings	—	3,000
Dividend payable	3,232	2,567
Current portion of long-term obligations	24	222
Total current liabilities	16,064	20,880
Long-term liabilities:
Long-term obligations, less current portion	61	3,180
Deferred income taxes	417	516
Total long-term liabilities	478	3,696
Commitments and contingencies
Shareholders’ equity	37,147	30,556
	$53,689	$55,132

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months ended		Year ended
	Oct. 31,		Oct. 31,

	2003	2002	2003	2002

Net sales	$63,780	$64,384	$246,761	$242,671
Cost of sales	58,450	58,202	221,296	216,848
Gross margin	5,330	6,182	25,465	25,823
Special charges	3	—	106	—
Selling, general and administrative	3,444	4,278	14,769	13,881
Operating income	1,883	1,904	10,590	11,942
Other income, net	274	363	889	700
Income before provision for income taxes	2,157	2,267	11,479	12,642
Provision for income taxes	471	1,059	4,319	5,727
Net income	$1,686	$1,208	$7,160	$6,915
Net income per share:
Basic	$0.13	$0.10	$0.55	$0.60
Diluted	$0.13	$0.10	$0.55	$0.60
Number of shares used in per share computation:
Basic	12,930	12,307	12,911	11,562
Diluted	12,970	12,377	12,944	11,604

Contact Information: Calavo Growers, Inc. Lee Cole (investors), 949-223-1111 or Foley/Freisleben LLC Jerry Freisleben (media/general information) 213-955-0020
freisleben@folfry.com